Filed Pursuant to Rule 424(b)(3)
Registration No. 333-235280
PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated January 31, 2020)

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

Subscription Rights to Purchase Up to 15,000 Units
Consisting of an Aggregate of Up to 15,000 Shares of Series B-3 Preferred Stock
and Warrants to Purchase Up to 515,625 Shares of Common Stock
at a Subscription Price of $1,000.00 Per Unit

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This prospectus supplement (the “Prospectus Supplement”) updates, amends and supplements the prospectus dated January 31, 2020 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-235280). Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement updates, amends and supplements the information included in the Prospectus with information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 20, 2020, which is set forth below.

This Prospectus Supplement is not complete without the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement, and is qualified by reference thereto, except to the extent that the information in this Prospectus Supplement updates or supersedes the information contained in the Prospectus. Please keep this Prospectus Supplement with your Prospectus for future reference.

Our Common Stock is listed on the NASDAQ Capital Market, or NASDAQ, under the symbol “IEA.” On February 19, 2020, the last reported sale price of our Common Stock was $3.15 per share.
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         Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 28 of the Prospectus. You should carefully consider these risk factors, as well as the information contained in the Prospectus, as amended by this Prospectus Supplement, before you invest.

           Our Board is not making a recommendation regarding your exercise of the Subscription Rights. You should carefully consider whether to exercise your Subscription Rights before the expiration date. You may not revoke or revise any exercises of Subscription Rights once made.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 20, 2020

Effective February 20, 2020, Infrastructure and Energy Alternatives, Inc. (the “Company”) appointed Peter J. Moerbeek as the Chief Financial Officer on an interim basis. Andrew D. Layman, the Company’s current Chief Financial Officer, has voluntarily resigned effective February 20, 2020 to pursue other opportunities. Mr. Layman’s departure is not based on any disagreement with the Company’s accounting principles, practices or financial statement disclosures.

Mr. Moerbeek, age 72, previously served as Executive Vice President and Chief Financial Officer of Primoris Services Corporation from February 2009 through November 2018, and as a director for Primoris Services Corporation from July 2008 through November 2018, where he served as Chairman of the Audit Committee through February 2009. From 2006 through February 2009, Mr. Moerbeek was the Chief Executive Officer and a founder of a private equity-funded company engaged in the acquisition and operation of water and wastewater utilities. From August 1995 to June 2006, Mr. Moerbeek held several positions with publicly traded Southwest Water Company, a California based company which provided water and wastewater services, including as a director from 2001 to 2006; President and Chief Operating Officer from 2004 to 2006; President of the Services Group from 1997 to 2006; Secretary from 1995 to 2004; and Chief Financial Officer from 1995 to 2002. From 1989 to 1995, Mr. Moerbeek was the Vice President of Finance and Operations for publicly traded Pico Products, Inc., a manufacturer and distributor of cable television equipment. Mr. Moerbeek received a B.S. in Electrical Engineering and an MBA from the University of Washington and is a certified public accountant.

Since February 2019, Mr. Moerbeek has served as an advisor to the Company’s Board of Directors. There are no understandings or arrangements between Mr. Moerbeek and any other person pursuant to which Mr. Moerbeek was selected to serve as interim Chief Financial Officer. There are no existing relationships between Mr. Moerbeek and any person that would require disclosure pursuant to Item 404(a) of Regulation S-K or any familial relationship that would require disclosure under Item 401(d) of Regulation S-K.